Exhibit 99.1
CONTACT:	Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CALFIRST BANCORP THIRD QUARTER EARNINGS FLAT ON
13% GROWTH IN AVERAGE EARNING ASSETS

IRVINE, CALIFORNIA, April 24, 2013 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp”) today announced net earnings for the third quarter ended March 31, 2013 of $2.1 million that were unchanged from net earnings of $2.1 million for the third quarter of fiscal 2012. For the nine months ended March 31, 2013, net earnings of $5.4 million were 18.3% below the $6.7 million reported for the first nine months of fiscal 2012. Diluted earnings per share for the third quarters of fiscal 2013 and 2012 were $0.20 per share, while diluted earnings per share for the first nine months of fiscal 2013 of $0.52 were 18.5% below the $0.64 per share reported for the same period of the prior fiscal year.

Third quarter results benefited from 22% growth in the average investment in the lease and loan portfolio and 25% increase in non-interest income, but were impeded by the continued drop in average yields earned.

Total direct finance, loan and interest income for the third quarter of fiscal 2013 decreased 5.5% to $5.4 million from $5.8 million during the third quarter of the prior year. The decrease was primarily due to a 6% decrease in direct finance income and 24% decrease in investment income, offset by 10% growth in commercial loan income. The $239,000 decrease in direct finance income reflected a 24% increase in the average investment in leases to $302.0 million, but the average yield declined by 160 basis points to 4.97%. Commercial loan income increased by $99,000 as the average yield declined by only 23 basis points to 4.56% and average balances increased by 15% to $98.0 million. Investment income declined by $180,000 as average investment balances were down 12% to $106.1 million and average yields were reduced by 34 basis points. During the third quarter of fiscal 2013, interest expense on deposits increased by $71,000, reflecting a 26% increase in average deposit balances to $318.2 million offset by a 12 basis point decrease in average interest rates paid to 0.89%. The Company did not record an allowance for credit losses for the third quarter of fiscal 2013 or fiscal 2012. The lack of provision in 2013 is due to an improvement in the credit metrics of the portfolios, as the growth is largely related to better rated credits and certain problem credits are getting resolved. All of these factors combined for a 7.6% decrease in net direct finance, loan and interest income after provision for credit losses to $4.7 million.

Non-interest income for the third quarter of fiscal 2013 increased to $1.8 million from $1.4 million the year before. This increase was principally due to a gain of $302,000 recognized on the early call of an investment security in the current period, and also included higher gains from the sale of leases and leased property.

Total direct finance, loan and interest income for the first nine months of fiscal 2013 decreased 10% to $16.1 million due to a $1.4 million decrease in direct finance income and $468,800 decrease in investment income, offset slightly by a $103,700 increase in commercial loan income. During the first nine months of fiscal 2013, the average investment in leases increased 19% to $276.9 million while the average yield earned decreased by 176 basis points to 5.24%. Average commercial loan balances of $91.7 million increased 6% while the average yield of 4.8% was only down by 12 basis points. The 20% decline in investment income to $1.9 million for the first nine months of fiscal 2013 reflects the utilization of cash to invest in leases which brought average cash and investment balances down 23% to $114 million and increased the average yield by 11 basis points to 2.26%. Interest expense paid for the nine months ended March 31, 2013 decreased by $444,300 to $1.9 million, reflecting a 5% increase in average deposit balances, elimination of borrowings and a 24 basis point decrease in average rates paid to 0.90%. During the first nine months of fiscal 2013, the Company made a provision for credit losses of $275,000, compared to no provision during the same period in fiscal 2012. The provision during the first nine months of fiscal 2013 was due to deterioration in the credit of one large lease position during the first quarter of fiscal 2013. At March 31, 2013, the allowance for credit losses of $5.5 million is considered consistent with the credit profile of the consolidated portfolio. All of these factors combined for a 10% decrease in the net interest margin.

Non-interest income of $4.0 million for the first nine months of fiscal 2013 declined 13% from $4.6 million in the first nine months of fiscal 2012. The decline was due to a 19% fall in income realized from leases reaching their end of term during the period, offset by an increase of $321,000 in gains realized on the early call of investment securities and sale of leases.

Non-interest expenses for the third quarter of fiscal 2013 of $3.1 million were $12,000 below the third quarter of the prior year, while non-interest expenses for the first nine months of fiscal 2013 decreased $291,000 or 3% to $9.0 million from $9.3 million reported for the first nine months of the prior year. The decrease in expenses during the first nine months of fiscal 2013 is due primarily to lower compensation expenses and related support costs.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, “During the first nine months of fiscal 2013, we saw continued improvement in the level of new lease and loan originations which contributed in part to a 166% increase in bookings during the third quarter and 73% increase for nine months. Despite the growth in earning assets, earnings continued to be restricted by lower net interest margins. Lease and loan bookings of $102.3 million during the third quarter of fiscal 2013 included $72.9 million of direct leases and $20.0 million of direct loans. Lease purchases of $9.4 million during the third quarter of fiscal 2013 compared to $10.6 million of lease purchases during the third quarter of fiscal 2012. For the nine months ended March 31, 2013, total bookings of $232.4 million included a 45% increase in lease bookings to $186.0 million, consisting of $27.4 million of lease purchases, a 51% increase in direct leases to $158.6 million, and the addition of $46.4 million in commercial loans. As a result, the net investment in leases and loans of $426.9 million at March 31, 2013 is up 27% from June 30, 2012 and is 15% higher than the level at December 31, 2012.

“Third quarter lease originations were 31% below the third quarter of fiscal 2012, but total lease and loan originations during the quarter were up 12%. For the first nine months of fiscal 2013, lease originations were 31% ahead of the prior year while total lease and loan originations were up 61%. With the high level of bookings during the third quarter, however, the estimated backlog of approved lease and loan commitments of $100 million at March 31, 2013 is 10% below the level at the end of the third quarter of fiscal 2012 and down from $137 million at December 31, 2012.”

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” If management assumptions prove to be incorrect or risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2012 Annual Report on Form 10-K and the 2013 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Direct finance and loan income	$ 4,872	$ 5,011	$ 14,160	$ 15,415
Investment and interest income	570	750	1,926	2,394
Total direct finance, loan and interest income	5,442	5,761	16,086	17,809
Interest expense on deposits and borrowings	707	636	1,881	2,326
Net direct finance, loan and interest income	4,735	5,125	14,205	15,483
Provision for credit losses	-	-	275	-
Net direct finance, loan and interest income, after provision for credit losses	4,735	5,125	13,930	15,483
Non-interest income
Operating and sales-type lease income	357	602	1,351	2,378
Gain on sale of leases and leased property	999	545	1,974	1,660
Gains recorded on investment securitites	302	-	316	56
Other fee income - net	96	252	339	470
Total non-interest income	1,754	1,399	3,980	4,564
Non-interest expenses
Compensation and employee benefits	2,259	2,236	6,590	6,736
Occupancy	224	224	695	702
Professional Services	163	148	484	420
Other general and administrative	449	499	1,233	1,435
Total non-interest expenses	3,095	3,107	9,002	9,293
Earnings before income taxes	3,394	3,417	8,908	10,754
Income taxes	1,293	1,299	3,460	4,087

Net earnings	$ 2,101	$ 2,118	$ 5,448	$ 6,667

Basic earnings per share	$ 0.20	$ 0.20	$ 0.52	$ 0.64
Diluted earnings per share	$ 0.20	$ 0.20	$ 0.52	$ 0.64

Weighted average common shares outstanding	10,447	10,420	10,446	10,419
Diluted number of common shares outstanding	10,454	10,430	10,453	10,429

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2013	June 30, 2012
ASSETS
Cash and short term investments	$ 58,471	$ 56,921
Investment securities	53,866	66,751
Net receivables	1,405	1,597
Property for transactions in process	11,661	18,548
Net investment in leases	322,583	253,553
Commercial loans	104,363	82,910
Income tax receivable	685	880
Other assets	1,522	1,736
Discounted lease rentals assigned to lenders	1,042	3,275
	$555,598	$486,171
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 9,530	$ 4,386
Income taxes payable, including deferred taxes	18,241	24,060
Deposits	343,327	253,297
Other liabilities	4,239	4,714
Non-recourse debt	1,042	3,275
Total liabilities	376,379	289,732
Stockholders' Equity	179,219	196,439
	$555,598	$486,171